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Exhibit 10.10

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is dated as of December 20, 2001, and has been entered into between Equinox Business Credit Corp., a New Jersey corporation ("Equinox"), with its principal offices at 120 Wood Avenue South, Suite 515, Iselin, New Jersey 08830 (hereinafter, together with its subsidiaries referred to as the "Employer" or "Company"), and Allen H. Vogel, an individual with a residence located at 11 Bunker Hill Run, East Brunswick, New Jersey 08816(hereinafter called the "Employee").

        WHEREAS, Employer desires to employ, on the terms and subject to the conditions set forth herein, the Employee as its President and Chief Executive Officer; and

        WHEREAS, the Employee desires to be employed by the Employer on the terms and conditions set forth herein,

        NOW THEREFORE, the Employer and Employee agree as follows:

        1.    EMPLOYMENT:

        The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

        2.    TERM:

        Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on December 20, 2001, which is the date of the closing of the Company's credit facility with Foothill Capital, permitting loans of up to $20,000,000 (the "Commencement Date"), and shall terminate on December 19, 2004 (being three years after the Commencement Date) (the "Initial Term"); provided, however, that such term will be automatically renewed for successive two year periods, unless either Employer or Employee gives notice to the other of its election not to so renew the term at least 90 days prior to the end of the then current term. The term of this Agreement is hereinafter sometimes referred to as the "Employment Period."

        3.    COMPENSATION:

        (a)  For all services rendered by Employee under this Agreement, the Employer shall pay the Employee a salary of $185,000 per year (the "Base Salary").

        Such compensation shall be payable in equal installments in conformity with the regular payroll of Employer. Commencing January 1, 2003 and for each year thereafter that this agreement is in effect, Employee's Base Salary will be increased by the increase, during the prior calendar year, in the Consumer Price Index applicable to the New York, New York, Metropolitan Region as published by the Bureau of Labor Statistics of the U.S. Department of Labor (the "Index"); provided, however, that for every $15,000,000 in excess of $20,000,000 of loans that the Company has committed to fund, pursuant to outstanding credit facilities, as of December 31 of each year during the Employment Period, Employee's Base Salary for the next succeeding calendar year shall increase by $25,000. If the Employer's Board of Directors awards the Employee a discretionary increase of his salary in any year or Employee's Base Salary increases as a result of the foregoing proviso, and an increase is due to Employee as a result of an increase in the Index, the increase attributable to the increase in the Index will be offset by the amount of the discretionary salary increase or the increase pursuant to the foregoing proviso received by the Employee in the prior year.

        (b)  For and with respect to each fiscal year of the Company during the Employment Period, commencing with the year 2002, Employee shall be entitled to bonus compensation (the "Bonus") equal to 5% of the Company's earnings before taxes from operations ("Operating EBT") for such year. Notwithstanding anything in this Agreement to the contrary: (i) in no event will Employee be paid a

Bonus with respect to any fiscal year during the Employment Period of less than $20,000; (ii) if the Bonus is being paid with respect to any fiscal year of the Company during which the Employment Period either commenced or terminated, then the amount of the Bonus to be paid shall be the amount that would otherwise be payable pursuant to this Section 3(b), including, without limitation, pursuant to clause (i) of this paragraph, had the Employment Period commenced prior to such year or ended after such year multiplied by a fraction the numerator of which is the number of days comprising the Employment Period during that year and the denominator of which is 365.

        For purposes of this Agreement, "Operating EBT" for a particular year shall (A) consist of the Company's earnings before payment of all local, state and federal income taxes, but after deduction of all expenses for such year (including, without limitation, all direct out-of-pocket expenses incurred by EquiFin for the Company's benefit), (B) be determined in accordance with generally accepted accounting principles ("GAAP"),(C) be consistent with Company's earnings that are reflected in the audited consolidated financial statements of EquiFin for such year, and (D)shall be determined after deducting from the Company's earnings before taxes any and all earnings and gains, or adding to the Company's earnings before taxes any losses, outside of the ordinary course of business.    For purposes of the foregoing, any equity securities that the Company receives with respect to credit facilities it extends or the proceeds from any such equity securities (other than proceeds therefrom in connection with the sale of all or a significant portion of the Company's assets) or any other enhancement fees or other fees that the Company receives or the proceeds therefrom (other than proceeds therefrom in connection with the sale of all or a significant portion of the Company's assets) will be deemed derived from the Company's operations in the ordinary course of business. Employer will remit payment of any Bonus to which Employee is entitled pursuant to this Section 3(b) within thirty (30) days of the date Employer's, or the Employer's parent's, independent auditors complete the financial statements of the Company or the consolidated financial statements of such parent for the year with respect to which such bonus is being paid.

        (c)  In consideration of Employee's entering into this Agreement and providing services to Employer hereunder, Employer is simultaneously herewith entering into an agreement (the "Stock Agreement")with Employee providing for, among other things, the issuance to Employee of nineteen percent (19%) of the Company's issued and outstanding shares of common stock, no par value.

        (d)  If, at any time during the term of this Agreement, (i) the stockholders, called to elect each of the Company's or EquiFin's Board of Directors, do not elect individuals as recommended by Coast Capital Partners, LLC. ("Coast Capital") or Walter M. Craig, Jr. to a majority of the seats on the Company's or EquiFin's Board of Directors, or (ii) the common stock of the Company or EquiFin is acquired through a tender offer, contract purchase or otherwise (a "Transaction") such that at the next meeting of stockholders that is called to elect the Company's or EquiFin's Board of Directors, Coast Capital, either directly or through appointees, does not control a majority of the seats on the Company's or EquiFin's Board of Directors, the Employee shall receive from the Company a cash payment equal to the greater of (i) 1% of the amount by which the value of the Transaction exceeds the book value of the entity whose shares were purchased, as determined in accordance with GAAP as of the end of the last quarterly period prior to the closing of the Transaction and as reflected in EquiFin's most recent quarterly report filed with the Securities and Exchange Commission (such payment hereinafter referred to as the "Net Worth Payment") or (ii) 2X the average of all forms of the Employee's compensation from Employer, its subsidiaries and affiliated companies over the last three (3) years (the "Management Payment"). The Management Payment shall not be paid in lieu of any other payment required to be paid to Employee hereunder, but in addition to such payments, and this Agreement shall remain in full force and effect after such payment. Any Management Payment to be made hereunder shall be made in cash within a reasonable period of time, but not to exceed sixty (60) days from the closing date of the Transaction.

        4.    DUTIES:

        The Employee is employed as President and Chief Executive Officer of the Company. Employee shall report to the Company's Chairman of the Board of Directors and the Board of Directors of the Company, and shall perform such duties as are assigned to him by the Chairman and said Board of Directors consistent with his position. If elected, Employee shall serve as a director of the Company and EquiFin without being entitled to any compensation in addition to that set forth in Section 3, and each of the Company and EquiFin agree to nominate Employee to serve as a member of its Board of Directors throughout the Employment Period. Upon the termination of the Employment Period unless the Company and/or EquiFin specifically agrees otherwise, Employee's term as a director of each such entity shall immediately terminate and Employee shall be deemed to have tendered his resignation effective as of the last day of the Employment Period. If requested by either the Company or EquiFin, Employee shall deliver a separate written resignation as a member of the Board of Directors of the requesting entity effective as of the end of the Employment Period.

        5.    EXTENT OF SERVICES:

        During the term of his employment, Employee will devote all of his business related time to the performance of his services for the Company, and except as may be specifically permitted by the Board of Directors of the Company, shall not be engaged in any other business activity during the Employment Period. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, it is understood and agreed that Employee has other business investments, and he shall be entitled to devote up to 10% of his work related time to such investments so long as the entities or businesses in which he is investing are not competitive with the business of the Company and so long as the devotion of such work related time does not materially interfere with the performance of his duties hereunder.

        6.    VACATION:

        The Employee shall be entitled each year to a vacation of four weeks, during which time his compensation shall be paid in full and his fringe benefits shall not be suspended or diminished.

        7.    FRINGE AND RETIREMENT BENEFITS:

        Employer shall use reasonable efforts to provide Employee the opportunity to participate in either the same, or substantially similar, benefit plans maintained by EquiFin and in effect from time to time with respect to employees of EquiFin(The "Fringe Benefits"). Employee's Base Salary shall constitute the compensation on the basis of which the amount of Employee's benefits under any such plan shall be fixed and determined.

        In addition to the above fringe benefits, Employee shall be entitled to the following:

            (i)  For the first year of the Employment Period, Employer will provide Employee with an automobile allowance of $500 per month to cover all expenses (including, without limitation, all insurance premiums and repairs but specifically not including gas and tolls for which Employee shall be separately reimbursed pursuant to Section 8, subject to the terms and conditions contained therein) associated with Employee's ownership and operation of an automobile in connection with the business conducted by him. Thereafter, during the Employment Period, the Company shall provide Employee with an automobile on the account of the Company for use by Employee in connection with the performance of his duties hereunder. The Company shall pay or reimburse Employee promptly for all expenses which Employee may incur in connection with the use, maintenance and repair of such automobile, including insurance premiums; provided, however, that in no event will Employer be required to expend more than $500 per month (including, without limitation, for lease payments, insurance premiums and maintenance and repair expenses) with respect to an automobile for Employee's use. Upon termination of the Employment Period, except if the Employment Period is terminated pursuant to Section 9(c) at the request of the Employee, the Company shall arrange for the assignment to and assumption by the Employee of the lease thereon, if permitted by its terms; and

          (ii)  Employer shall pay up to $2500 per year to disability and life insurers designated by Employee to provide life and disability benefits to Employee. Such amount shall be paid in semi- annual installments on January 1 and July 1 of each year, or in more frequent installments as may be required to pay the premiums on the life or disability insurance policies designated by Employee.

        8.    EXPENSES:

        The Employee shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred on behalf of the Employer, including all reasonable travel (including, without limitation, out-of-pocket expenses for gasoline and tolls) and entertainment expenses paid or incurred by Employee in connection with the performance of his duties, provided that Employee furnishes the Company with appropriate documentation and receipts reflecting such expenses.

        9.    TERMINATION:

        (a)    Death.    If Employee dies during the Employment Period, the Company shall pay Employee's designated beneficiary (or, in the event of the death of or failure to designate a beneficiary, Employee's personal representative) (i) the Base Salary provided for in Section 3(a) above, for the four calendar week period (the "Four Week Period") following the calendar week in which Employee dies, at the rate in effect at the time of his death, (ii) any Base Salary and other benefits earned and accrued (including, without limitation, all accrued and unused vacation time), and reimbursement for expenses incurred, prior to the date of death, (iii) the amount of any unpaid Bonus to which Employee is entitled with respect to the Company's last complete fiscal year preceding the date of his death (the "Preceding Death Fiscal Year") and (iv) the amount of the Bonus to which Employee is entitled for the Company's fiscal year in which he dies (the "Death Fiscal Year"), determined on a pro rata basis (based upon the number of days during the Death Fiscal Year preceding his death) in accordance with Section 3(b). The Bonus payments described in clauses (iii) and (iv) above shall be paid when such Bonus Payments would otherwise have been required to be paid pursuant to Section 3(b) had Employee not died. The Employment Period shall be deemed to end as of the date of death, but without prejudice to any other payments due in respect of Employee's death. No provision of this Agreement shall limit any of Employee's rights under any plans in which the Employee was a participant at the time of death.

        (b)    Disability.    If Employee suffers a "Disability" (as hereinafter defined) and as a result is unable to perform substantially the duties assigned to him for a period of 90 consecutive or non-consecutive days out of any consecutive twelve-month period, the Company shall have the right during the Disability to terminate the employment of the Employee effective 30 days after notice in writing to the Employee. In the event of termination pursuant to this Section 10(b), the Employee shall be entitled to receive (i) any Base Salary and other benefits earned and accrued (including, without limitation, all accrued and unused vacation time), and reimbursement for expenses incurred, prior to the date of termination, (ii) regular installments of the Employee's Base Salary for the eight week period immediately following such termination, (iii) the amount of any unpaid Bonus to which Employee is entitled with respect to the Company's last complete fiscal year preceding the date of termination for Disability (the "Preceding Disability Fiscal Year"), and (iv) the amount of the Bonus to which Employee is entitled for the Company's fiscal year in which he is terminated for Disability (the "Disability Fiscal Year"), determined on a pro rata basis in accordance with Section 3(b)(based upon the number of days during the Disability Fiscal Year preceding Employee's termination for Disability). The Bonus payments described in clauses (iii) and (iv) of this Section 9(b) shall be paid when such Bonus payments would otherwise have been required to be made pursuant to Section 3(b) had

Employee not been terminated for Disability. No provision of this Agreement shall limit any of Employee's rights under any plans in which the Employee was a participant at the time of such Disability. During the period of any Disability prior to termination of the Employee's employment, the Employee shall continue to receive his Base Salary, reduced by any payments paid to the Employee for the same period because of disability under any disability or pension plan of the Company.

        For purposes of this Agreement, "Disability" shall mean the mental or physical inability of the Employee to materially perform his duties under this Employment Agreement.

        (c)    Termination for Employee's Breach and Other Causes.    Employer shall have the right to terminate this Agreement and the employment hereunder if Employee materially violates his responsibilities under this Agreement and such violation continues after having received notice of such violation and 30 days to cure such violation(s) to the satisfaction of Employer's Board of Directors. Employer may immediately terminate this Agreement upon (i) determination by Employer's Board of Directors that the Employee has willfully defaulted on a material obligation of this Agreement or Employee is guilty of gross misconduct or gross neglect of duties with respect to his employment; (ii) upon determination by Employer's Board of Directors that there has been a defalcation of the Employer's funds by Employee; (iii) upon conviction of Employee on a felony charge or commission of an act of moral turpitude; (iv) upon the determination by Employer's Board of Directors that the Employee has had unauthorized discussions of Employer's business activities, or improperly disclosed trade secrets or confidential information concerning Employer's business activities or proposed business activities. Upon termination of employment pursuant to this Section 9(c), Employee shall not be entitled to any further bonus or other payments pursuant to Section 3 (a), (b)and 3(d).

        (d)    Termination Without Cause.    Notwithstanding anything to the contrary contained in this Agreement, Employer may terminate Employee's employment under this Agreement without cause at any time during the Employment Period that the Company does not have sufficient capital to originate, maintain and fund at least $10,000,000 in asset based loans (for purposes of such computation, accounts receivable purchased pursuant to factoring facilities shall not be included); provided, however, that Employer must give Employee at least 10 days prior written notice if it intends to terminate Employee's employment hereunder. If Employee's employment hereunder is terminated pursuant to this Section 9(d), then Employer will pay to Employee an aggregate amount equal to one-half of his annual Base Salary, which shall be payable in equal installments over the six month period immediately following the termination of his employment in conformity with the regular payroll of Employer as if Employee were still employed during such period. Employee shall not be entitled to any other benefit or compensation following termination of his employment pursuant to this Section 9(d), except such payments, if any, to which employee shall be entitled pursuant to Section 11(a).

        (e)    Termination for Employer's Breach.    Employee shall have the right to terminate this Agreement if the Employer materially breaches any of the provisions hereof and such breach is not cured within thirty (30) days after Employer receives written notice from Employee thereof.

        10.    CONFIDENTIALITY.    The Employee covenants and agrees that all proprietary information, knowledge or data of or pertaining to the Company or its subsidiaries or affiliates (including, without limitation, EquiFin), or pertaining to any other person, firm, corporation or business organization with which they or any of them may do business during the Employment Period or any part thereof and which is not generally known in the relevant trade or industry (and whether relating to customers, methods, processes, techniques, discoveries, pricing, marketing or any other matters) shall be kept secret and confidential at all times during and after the end of the Employment Period and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except (i) as the Board of Directors of the Company may otherwise expressly authorize in writing, (ii)to the extent such information is the subject of a legal proceeding in which the Company and/or EquiFin, on the one hand, and Employee, on the other hand, are adversaries and such information is being divulged as is reasonably necessary in connection with said proceeding or (iii) to the extent such information is required to be divulged by law.

        11.    CERTAIN RESTRICTIONS:

        a)    Non-Competition Subsequent to Employment.    Since the services of the Employee pursuant to this Agreement are likely to be unique and extraordinary, the Company will be dependent in large measure upon the Employee for the organization, development, growth and administration of its business, and it is anticipated that the Employee will develop personal relationships with significant customers of the Company and have control of confidential information concerning the Company's operations, the Employee covenants and agrees that Employer shall have the option (the "Non-Compete Option") to restrict Employee's activities for a period of eighteen months immediately after the Employment Period (the "Non-Compete Period"). Employer shall provide at least 90 days written notice to Employee prior to the end of the Employment Period that it is electing to exercise the Non-Compete Option; provided, however, that if Employee is being terminated pursuant to Section 9(d),then Employer need only provide Employee with 10 days written notice that it is electing to exercise the Non-Compete Option; provided, further, however, that if Employee's employment is terminated pursuant to Section 9(c) or Employee terminates his employment in breach of this Agreement, then the Employer need not provide any notice to Employee that it is electing to exercise the Non-Compete Option and the restrictions on the activities of Employee contained herein shall be effective without such notice and without the payment of any "Non-Compete Consideration" (as hereinafter defined). Subject to the immediately preceding proviso, if Employer exercises the Non-Compete Option, Employee shall be entitled to be paid an amount (the "Non-Compete Consideration") equal to one-half of his then annual Base Salary (i.e. six months' of salary) plus one-twelfth of his then annual Base Salary (i.e. one month's salary) for each month Employee has performed services for Employer during the Employment Period, subject to a cap of one hundred fifty percent (150%) of this then annual salary (i.e. eighteen months salary),which shall be payable in equal installments immediately following the termination of his employment in conformity with the regular payroll of Employer as if Employee were still employed during such period (for purposes of clarification, if Employee is entitled to Non-Compete Consideration equal to 12 months of salary, he will be paid his salary for 12 months following the end of the Employment Period rather than paid 12 months of salary over the 18 month Non-Compete Period) (the period during which said payments are paid is hereinafter referred to as the "Payout Period"); provided, however, that any amounts paid to Employee pursuant to Section 9(d) shall be deemed to be payments of Non-Compete Consideration and shall accordingly reduce the amount of additional payments required to be made to Employee pursuant to this Section 11(a). During the Payout Period, the Company will pay the costs of continuing Employee's and his family's health benefits under the Company's group health insurance plan, if any, under COBRA and will continue to pay the costs related to maintaining a car for Employee pursuant to Section 7 and life and disability insurance pursuant to clause (ii) of Section 7. In the event Employee is terminated pursuant to Section 9(c) or Employer exercises the Non-Compete Option, then during the Non-Compete Period, the Employee shall not, directly or indirectly, (A) engage in any activity which is in competition with the Business in the eastern United States, (B) be financially interested in, or represent or render any advice or services to, any other business which (x) is operated in the eastern United States and (y) is competitive with or operates a business similar to the Business. "Business" shall mean (i) the extending of asset based loans or otherwise acting as a lender under credit facilities or providing for other credit accommodations, including factoring facilities, providing for loans or the purchase of accounts receivable, in amounts, with respect to any borrower or group of related borrowers, of at least $500,000 and not more than the "Weighted Average of Outstanding Loans," and (ii) any other business activities in which the Company is engaged at the end of the Employment Period. For purposes of this Agreement, the term "Weighted Average of Outstanding Loans" shall mean the weighted average of the outstanding balances of loans that Employer has funded or accounts receivable that the Employer has purchased pursuant to credit or factoring facilities that it has entered into and that are continuing in effect as of the end of the Employment Period. Employee acknowledges that the temporal and geographic limitations imposed herein on his post-employment activities are necessary and reasonable in order to protect the Company in the conduct of its business and while in effect will not preclude Employee from earning a living. Notwithstanding the foregoing or anything else to the contrary contained herein, if during the Non-Compete Period Employee introduces the Company or EquiFin to any potential borrower with whom the Company or EquiFin, or any of its officers, directors or employees did not have a prior relationship and the Company or EquiFin close a loan, factoring or other credit facility with such borrower, then Employee shall be entitled to a broker fee with respect to such transaction that is standard and customary.

        b)    Other Restrictions on Certain Activities During and After Employment.    During the Employment Period until the later of (i) the Non-Compete Period or (ii) the "Extension Period" (as hereinafter defined), Employee shall not induce, invite, solicit or attempt to induce, invite or solicit any person who shall have been an employee of the Company or any of its affiliates (including, without limitation, EquiFin) at the time of termination of the Employment Period or during any part of the period of one year prior to such date to leave the employ of the Company or any of its affiliates or to become interested in or in any way connected with a business similar to that of the Company or any of its affiliates, or employ or attempt to employ any such employee of the Company or any of its affiliates. Notwithstanding anything to the contrary contained in this Agreement, in the event Employer is not exercising the Non-Compete Option (or otherwise deemed exercising the Non-Compete Option in the event Employee's employment was terminated pursuant to Section 9(c) or in breach of this Agreement), then Employer shall have the right, upon written notice to Employee (the "Extension Notice") within the 30 day period following the end of the Employment Period, to elect to continue the restrictions on Employee's employing current and former employees of the Company contained in this Section 11(b) for a period of up to six months. The Extension Notice shall specify the number of months that Employer is electing to extend the foregoing restrictions, and Employer shall continue to pay installments of Employee's Base Salary (as in effect on the last day of the Employment Period), for said number of months as if Employee were still employed by the Company during such period.

        In addition to any other restrictions on Employee's activities, Employee shall not, during the Employment Period, directly or indirectly, except with the written consent of Company, engage in any business (whether alone or as a consultant, officer, director, owner, employee, partner or other active or passive participant) with or for, be financially interested in, or represent or otherwise render assistance or services to any person or entity who or which competes or intends to compete, or who or which is affiliated (by reason of common control, ownership or otherwise) with any other person or entity who or which competes or intends to compete, directly or indirectly, with the business then conducted by the Company or any of its affiliates. Notwithstanding the foregoing, Employee shall not be precluded from the ownership, directly or indirectly, solely as an investment, of securities of any entity which are traded on any national securities exchange or NASDAQ, if Employee (A) is not a controlling person of, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity.

        12.    INJUNCTION:

        Notwithstanding any other provisions of this Agreement, Employee acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Sections 10 or 11, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction, without the necessity of proving damage, without posting bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

        If any restriction contained in Sections 10 or 11 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

        13.    INDEMNIFICATION:

        Subject to the exclusions set forth in the next succeeding paragraph hereof and prohibition or limitation by applicable state or Federal laws now or hereinafter in effect, the Company agrees to hold harmless and indemnify Employee, his heirs, successors and estate:

  Against any and all expenses (including reasonable attorneys' fees and the costs of investigation), judgements, fines and amounts paid in settlement actually and reasonably incurred by Employee, his heirs, successors and estate in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which Employee is, was or at any time becomes, or his heirs, successors and estate are, were, or at any time become, a party, or is threatened to be made a party, by reason of the fact that Employee, was an officer, employee or agent of the Company, or was serving at the request of the Company as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Notwithstanding anything to the contrary contained in this Agreement, no indemnity pursuant to this Section 13 shall be paid by the Company:

    a)
    In respect of the amount of such losses for which Employee is indemnified pursuant to any D & O Insurance purchased and maintained by the Company;

    b)
    In respect to remuneration paid to Employee if it shall be determined by a final judgement or other final adjudication that such remuneration was in violation of law;

    c)
    On account of any suit in which judgement is rendered against Employee for an accounting of profits made from the purchase or sale by Employee of securities of the Company or any of its affiliates (including, without limitation, EquiFin) pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and its amendments or similar provisions of any federal, state or local statutory law;

    d)
    For any breach of Employee's duty of loyalty to the Company or its stockholders;

    e)
    For acts or omissions of Employee not in good faith or which involves intentional misconduct or a knowing violation of law;

    f)
    For any transaction from which Employee derived improper personal benefit;

    g)
    For any unlawful payment of dividends or unlawful stock purchase or redemption as provided pursuant to the state statute;

    h)
    With respect to any claim, issue or matter as to which Employee shall have been adjudged to be liable to the Company, unless and to the extent that a court of competent jurisdiction deems Employee to be entitled to indemnification despite such adjudication of liability; or

    i)
    If a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

        Promptly after receipt by Employee of notice of the commencement of any action, suit or proceeding, Employee will, if a claim in respect thereof is to be made against the Company under this

Agreement, notify the Company of such commencement. With respect to any such action, suit or proceeding as to which Employee notifies the Company of its commencement:

    e)
    The Company will be entitled to participate in it at its own expense;

    f)
    To the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense of it. After notice from the Company to Employee of its election so to assume the defense of it, the Company will not be liable to Employee under this Agreement for any legal or other expenses subsequently incurred by Employee in connection with the defense thereof. Employee shall have the right to employ his counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Employee unless (i) the employment of counsel by Employee has been authorized by the Company; (ii) the Company shall not in fact have employed counsel to assume the defense of such action; or (iii) Employee shall have reasonably concluded, after consultation with legal counsel to Employee, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable, in each of which cases the fees and expenses of one additional counsel shall be at the expense of the Company.

    g)
    The Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.

        Employee agrees that he will reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against him in the event and only to the extent that it shall be ultimately determined that he is not entitled to be indemnified by the Company for such expenses under the provisions of the state statute, the Company's Certificate of Incorporation and By-laws, this Agreement or otherwise.

        14.    OPTIONS TO PURCHASES COMMON STOCK:

        Employee shall be entitled to distribute to employees of the Company designated by him (each such employee, a "Designated Employee"), up to 50,000 common stock purchase options (the "Options"), each entitling the holder to purchase one share of EquiFin's common stock at a purchase price equal to the "then current market price" (as hereinafter defined) of EquiFin's common stock on the date Employee informs the Company in writing of the award of such options. Each Option shall have a term of five years from the date of its award to the Employee. The Options granted to a Designated Employee shall not be immediately exercisable; one-third of such options shall become exercisable on the first anniversary of the date of grant, with another one-third of such options becoming exercisable on each of the second and third anniversaries of the date of grant. The Options will not be intended to qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Options will have such other terms and provisions as are customarily contained in other non-qualified options granted by EquiFin to its employees. For purposes of this Agreement, the term "then current market price" shall mean as of the date of measurement, the average of the daily per share closing prices of EquiFin's common stock for the 20 consecutive trading days immediately preceding such date. The closing price for each day shall be the last price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which such common stock is admitted to trading or listed, or if not listed or admitted to trading on such an exchange, the average of the closing bid and asked prices as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors of EquiFin.

        15.    MISCELLANEOUS PROVISIONS:

        (a)    Notice and Communication.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Paragraph prior to 5:00 p.m. (New York City time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified herein later that 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, (iv) the fifth business day after being mailed by first class registered or certified mail, postage prepaid addressed in accordance with this Section 15 (a) to the party to whom such notice is intended to be delivered or (v) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be a follows:

    If to the Company:

    1011 Highway 71
    Spring Lake, New Jersey 07762
    Attention: Walter M. Craig, Jr., President
    Fax No. 732-282-1811

    If to Employee:

    Allen H. Vogel
    11 Bunker Hill Run
    East Brunswick, New Jersey 08816
    Fax No. 732-238-2491

        (b)    Entire Agreement.    All prior agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, and this Agreement, together with the Stock Agreement, constitutes the entire understanding between the parties with respect to employment of the Employee by Employer. This Agreement may not be modified, amended, changed or discharged, except by a writing signed by the parties hereto and then only to the extent therein set forth.

        (c)    Non-Delegation, Etc.    Neither party may assign any rights under this Agreement; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company, or upon the merger of the Company into or consolidation thereof with another corporation, this Agreement shall bind and inure to the benefit of both the Employee and the acquiring, succeeding or surviving corporation or other entity or individual, as the case may be.

        (d)    Waiver.    No waiver of any breach of this Agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

        (e)    Section Headings.    The section headings of this Agreement are solely for the purpose of convenience and shall neither be deemed a part of this Agreement nor used in any interpretation thereof.

        (f)    Governing Law.    This Agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the State of New Jersey; without giving effect to conflict of law principles.

        (g)    Prior Employment.    Employee represents to Employer that Employee is not a party to or bound by any agreement, understanding or restriction relating to his employment. Employee expressly represents, undertakes and agrees that he has not done and will not do anything in furtherance of this Agreement or his duties hereunder that will violate any obligations he may have to any prior employer (or will impose upon Employer any liability to any prior employer) and that he has complied with all requirements of notice applicable to the termination of any prior employment or agreement before he commences his employment under this Agreement.

        (h)    Severability.    If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

        (i)    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company's successors and assigns.

        (j)    Cooperation in Connection with Obtaining Key Man Life Insurance.    If the Company, in its discretion, elects to obtain "Key Man" life insurance with respect to Employee, which insures Employee's life and names the Company as beneficiary, Employee shall cooperate with the Company in obtaining said insurance. Without limiting the generality of the foregoing, Employee agrees to submit to such medical examinations, and take such other reasonable actions at the Company's expense, as may be reasonably requested by the Company in obtaining such insurance.

        (k)    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, the Stock Agreement and the subject matter addressed herein and therein (or otherwise arising with respect to Employee's current or future employment relationship with the Company) shall be settled by arbitration before a single arbitrator and administered by the American Arbitration Association, located in Newark, New Jersey, in accordance with the rules thereof.

        (l)    Counterparts.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        IN WITNESS WHEREOF, the parties hereto execute this Agreement and intend to be hereby bound, effective as of the date first above written.

EQUINOX BUSINESS CREDIT CORP.

By:

Name:
Title:

Allen H. Vogel

        The undersigned, being a principal owner of the Company, to induce Allen H. Vogel to enter into the above agreement, hereby unconditionally guarantees the payment of one-half the annual Base Salary pursuant to Section 9(d) of said agreement and agrees that this guaranty (i) is a guaranty of payment and not of collection and (ii) will be unaffected by any modification, extension or other change to said agreement. In addition, the undersigned specifically agrees to the terms and provisions of Sections 4 and 14 as they relate to the undersigned.

EQUIFIN, INC.

By:

Name:
Title:

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EMPLOYMENT AGREEMENT